Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal First Quarter Financial Results

KALISPELL, MT – Jan. 31, 2008 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fiscal first quarter ended December 31, 2007.

Revenue in the quarter was $48.6 million compared with $68.0 million in the comparable quarter a year ago. Gross margin improved to 50 percent versus 48 percent in last year’s first quarter. The company reported a net loss of $0.8 million, or $0.02 per share, versus net income of $5.7 million, or $0.18 per share, in the first quarter last year. The net loss was largely attributable to increased stock-based compensation expense amounting to $0.01 per share, increased costs of foreign operations due to weakness in the dollar, and increased process development support costs associated with Semitool’s sales and marketing achievements in Asia.

First quarter bookings were $63.8 million, a 42 percent increase versus the same period a year ago and the strongest quarterly bookings performance in more than a year. Deferred revenue at the end of the first quarter was $17.3 million and shipping backlog was $72.2 million, combining for a total revenue backlog of $89.5 million. Total shipments in the first quarter were $50.5 million.

Larry Murphy, president and chief operating officer, said, “Our order activity remained strong during the first quarter, with 49 percent of our tool bookings coming from the Asian market. In addition to the success we have achieved with our copper plating and cleaning tools, we are now seeing heightened activity in the advanced packaging sector, where the Raider is addressing the cost and device performance objectives of our customers.”

Ray Thompson, chairman and CEO, said, “In working to continue our market share expansion, we have turned our focus toward the development of next-generation tools and processes that deliver the payback opportunities being demanded by our customers.”

Guidance
Management expects to report revenue for the second quarter of fiscal 2008 in the range of $59 million to $61 million. Second quarter earnings per share are expected to range from $0.06 to $0.08. Shipments for the quarter are expected to range from $60 million to $62 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 888-713-4213 (617-213-4865 for international callers) and entering the passcode 31670451. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay of the call will be available from 7 p.m. Eastern on January 31, 2008, until 11:59 p.m. Eastern on February 2, 2008, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 62083446.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) heightened activity in the advanced packaging sector, (ii) the development of next-generation tools and processes and (iii) financial guidance for the second quarter of fiscal 2008. Also, bookings, deferred revenue, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and subsequent filings with the SEC. Growth opportunities in the advanced packaging sector and launching new products can be adversely affected by a number of factors, including customers’ ultimate preference for our tools and the tools’ performance, the ability to capture market share, the ability to timely introduce a new product and technological challenges related to its performance, as well as the general factors affecting our industry. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006
Net sales	$48,592	$67,965
Cost of sales	24,420	35,200

Gross profit	24,172	32,765

Operating expenses:
Selling, general and administrative	18,696	19,609
Research and development	6,979	6,481
Gain on sale of building	--	(648)

Total operating expenses	25,675	25,442

Income (loss) from operations	(1,503)	7,323
Other income, net	447	255

Income (loss) before income tax	(1,056)	7,578
Income tax provision (benefit)	(280)	1,885

Net income (loss)	$(776)	$5,693

Earnings (loss) per share:
Basic	$(0.02)	$0.18

Diluted	$(0.02)	$0.18

Weighted average common shares:
Basic	32,155	31,956
Diluted	32,155	32,500

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,389	$16,090
Marketable securities	1,280	--
Trade receivables, net	66,213	56,999
Inventories	82,754	78,017
Prepaid expenses and other current assets	18,390	16,875

Total current assets	181,026	167,981
Property, plant and equipment, net	48,007	49,148
Other assets, net	9,004	9,200

Total assets	$238,037	$226,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$18,418	$12,958
Other current liabilities	35,618	31,654

Total current liabilities	54,036	44,612
Long-term liabilities	15,116	12,864

Total liabilities	69,152	57,476

Shareholders' equity:
Common stock	84,687	83,215
Retained earnings	84,683	86,130
Accumulated other comprehensive loss	(485)	(492)

Total shareholders' equity	168,885	168,853

Total liabilities and shareholders' equity	$238,037	$226,329